Exhibit 99.03

                   Significant Factors Impacting EPS (Notes)

                                     3 Months Ended December         12 Months Ended December
                                     -----------------------         ------------------------
                                       2004    2003  Change            2004    2003 Change
                                      ----     ----   ------           ----    ---- ------

Consolidated Earnings-               $ 0.24  $ 0.22   $0.02           $2.04   $1.97  $0.07

Significant Factors:
Retail Business                                           -                           0.06
Competitive Generation                                 0.02                          (0.01)
Synthetic Fuels                                           -                           0.02
Leasing Business                                          -                              -
Parent Company and Other                               0.01                           0.04
Impact of Additional Shares                           (0.01)                         (0.04)
                                                      -----                          -----
Total                                                 $0.02                          $0.07
                                                      =====                          =====

Notes

- Excludes a one-time after tax gain of $24 million in December 2004 from the resolution of an IRS audit for the years 2000 and 2001.

- Excludes a one-time after tax gain of $83 million in May 2003 from the previously announced termination of all long-term wholesale power contracts between Southern Company and Dynegy, Inc. as adjusted for revenues that otherwise would have been recognized for the remainder of the year.

- Excludes a regulatory expense of $37 million, after taxes, for Mississippi Power recorded in December, 2003.

- Quarterly Earnings Per Share (EPS) is computed by using the current year-to-date EPS less the previous period year-to-date EPS. As a result of using rounded numbers, the EPS for significant factors may not directly correspond to the variance in millions of dollars shown above.

- Diluted earnings per share are not more than 1 cent for any period reported above and are not material.

- Certain prior year data has been reclassified to conform with current year presentation.

- Information contained in this report is subject to audit and adjustments and certain classifications may be different from final results published in the Form 10-K.